Contact:

Mark Land – Director of Public Relations

(317) 610-2456

mark.d.land@cummins.com

For Immediate Release

February 3, 2009

Cummins reports fifth consecutive year of record sales and earnings, despite weaker demand in the fourth quarter

Company expects to earn solid profit in 2009 despite forecasted 20 percent drop in sales

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) today reported its fifth consecutive year of record sales and profits, despite significant global economic challenges that negatively affected fourth quarter performance.

For the year, sales increased 10 percent to $14.34 billion, from $13.05 billion in 2007. Net income rose 8 percent to $801 million, or $4.08 per share, compared to $739 million or $3.70 per share the previous year.  Earnings Before Interest and Taxes (EBIT) were $1.29 billion, or 9.0 percent of sales, compared to $1.23 billion, or 9.4 percent of sales in 2007.

Net income included a $37 million pre-tax charge ($0.13 per share) to cover the costs associated with job reductions in the fourth quarter that included reducing its professional workforce by nearly 650 people. Excluding this charge, EBIT was $1.33 billion, or 9.3 percent of sales.

As the Company publicly stated in mid-December when it revised its sales and EBIT guidance downward for 2008, market conditions around the world began to deteriorate rapidly and sharply in the fourth quarter as the global recession continued to spread.

Fourth quarter sales fell 6 percent to $3.29 billion compared to $3.52 billion during the same period in 2007. Net income dropped to $89 million or $0.45 a share, from $198 million, or $1.00 a share a year ago, while EBIT decreased to $129 million, or 3.9 percent of sales, from $324 million, or 9.2 percent of sales last year.  Excluding the restructuring charge in this quarter, EBIT was $166 million, or 5.0 percent of sales.

Sales declines in the Company’s Engine and Components segments, driven by sharp demand drops in the global truck and construction markets, more than offset gains in Power Generation and Distribution. All four segments, however, experienced weakening demand during the course of the quarter. The Company’s financial performance in the quarter also was negatively affected by lower joint venture income and the impact of a strengthening U.S. dollar.

“Given our record-setting performance during the first nine months of the year, the rapid drop in demand in the fourth quarter as a result of the global recession was a major disappointment,” said Cummins Chairman and Chief Executive Officer Tim Solso. “At the same time, we moved quickly to lower our costs and tightly manage our capital spending, and already have taken further action in early 2009.”

Based on its latest market forecast and the expectation the global economy will not improve in 2009, Cummins today is providing sales and EBIT guidance that is below the Company’s 2008 performance. Cummins expects sales in 2009 to be approximately 20 percent lower than 2008, and to earn an EBIT margin of 6.5 percent of sales, excluding restructuring costs associated with the actions announced in the first quarter of 2009.

Sales are forecast to drop across all business segments, with the largest decline expected to come from the Components and Engine segments.  All business segments, however, are expected to be profitable in 2009 and the Company will continue to aggressively reduce costs while investing in key growth opportunities.

In January, Cummins announced that it will reduce its worldwide professional workforce by at least an additional 800 people by March 1 and freeze pay for most salaried workers. In addition, the Company’s officers had their pay reduced by 10 percent for 2009.

By the end of March, the Company will have reduced its global workforce by more than 1,400 salaried professionals and more than 1,300 hourly manufacturing plant employees – or about 6 percent of its total workforce – since the beginning of the fourth quarter 2008. During that time, Cummins has taken a number of other steps to align its costs with the current and expected future demand for its products, including:

  Cutting 2,500 contract and temporary workers

  Freezing hiring, except in rare cases

  Reducing the number of corporate officers by 10 percent by March 31

  Temporarily closing or shortening work weeks at a number of manufacturing facilities

  Cutting discretionary spending

  Reducing IT spending

  Reducing planned capital expenditures in 2009 significantly from original planned levels, while continuing to focus on critical needs such as the necessary development work to meet new emissions standards in the U.S. in 2010.

Despite the difficult economic climate, the Company’s balance sheet remains strong with low debt, healthy cash reserves and access to a $1.1 billion credit revolver. Cash generation and investment in future products, such as those to meet new U.S. emissions standards in 2010, and to support customer requirements will be a priority in 2009. In light of the current economic conditions, the Company also has suspended its stock repurchase program but remains committed to maintaining its current dividend.

“We are in an extraordinarily challenging period, and while we don’t expect overall economic conditions to improve in 2009, we entered this recession in the strongest financial position in the Company’s history,” Solso said. “Our experienced management team understands what it takes for Cummins to be successful in difficult times, and I am confident that we will do the hard work and make the difficult decisions necessary to emerge from this downturn well positioned to resume our recent history of profitable growth.”

Fourth quarter details

Engine Segment

Sales of $1.94 billion were 10 percent lower than $2.16 billion in same period a year ago. Segment EBIT fell 79 percent to $25 million, or 1.3 percent of sales, compared to $120 million, or 5.6 percent of sales, in 2007.

Engine shipments declined in nearly all on-highway markets, including heavy-duty truck (9 percent); medium-duty truck (9 percent); Chrysler/light-duty auto (34 percent) recreational vehicle (72 percent) and construction (30 percent). The segment’s performance also was negatively affected by higher material costs, currency effects, increased warranty expense and lower income from its joint ventures.

Power Generation Segment

Sales increased 6 percent to $887 million compared to $840 million a year ago, while Segment EBIT of $75 million, or 8.5 percent of sales, decreased 13 percent compared to $86 million, or 10.2 percent of sales, in the same period in 2007.

Commercial generator sales improved 14 percent to $562 million, driven by strength in Western Europe and China, and more than offset a large decline in the Company’s consumer generator business as a result of continued weakness in the U.S. Higher material costs and unfavorable currency effects offset improved pricing, resulting in lower segment EBIT.

Components Segment

Sales decreased 13 percent to $676 million, from $777 million in the fourth quarter of 2007, while Segment EBIT of $2 million, or 0.3 percent of sales, fell 96 percent from $47 million, or 6.0 percent of sales, the same period a year ago. In addition to lower sales, unfavorable currency effects, increased warranty expense and the gain associated with the sale of a business in the fourth quarter of 2007 contributed to lower year-over-year Segment EBIT.

Sales were flat in the Company’s exhaust aftertreatment business, but fell significantly in the other three businesses in the segment: Fuel Systems sales fell 25 percent, Turbocharger sales fell 18 percent and Filtration sales decreased 11 percent as the segment felt the effects of the demand drop in truck and construction equipment markets around much of the world.

Distribution Segment

Sales increased 19 percent to $557 million, from $468 million in the fourth quarter of 2007. Excluding the impact of currency, sales grew in all nine of the business’ geographic regions, led by sales of high horsepower engines to industrial markets and power generator equipment. Results from a recently consolidated distributor location in the United States also contributed significantly to the sales gain.

Segment EBIT of $64 million, or 11.5 percent of sales, was 14 percent higher than $56 million, or 12.0 percent of sales, during the same period in 2007.  The strong Segment EBIT performance came despite unfavorable currency effects, primarily in Europe, as a result of the strong U.S. dollar.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $801 million on sales of $14.34 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measure used in this release.  Each is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.